Exhibit 10.5
SoundBite Communications, Inc.
Consulting Agreement
     This Agreement is made as of April 21, 2009 between SoundBite Communications, Inc., a Delaware corporation with its principal place of business at 22 Crosby Drive, Bedford, Massachusetts 01730 (“SoundBite”), and Peter R. Shields, residing at 104 Hampshire Road, Wellesley, Massachusetts 02481 (“Shields”).
     Whereas, Shields has been serving as an employee of SoundBite for a period of time, and the parties now intend to terminate that aspect of their relationship; and
     Whereas, SoundBite desires to retain the services of Shields, and Shields desires to perform certain services for SoundBite, for a period following termination of SoundBite’s employment of Shields;
     Now, Therefore, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
     1. Term. It is understood that the employment relationship between the parties will terminate as of the close of business on April 30, 2009 (the “Termination Date”). This Agreement shall take effect as of May 1, 2009 and shall continue through April 30, 2010 (the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4 hereof.
     2. Services. Shields agrees that he will, upon the request of any officer or director of SoundBite from time to time, consult with such officer or director in connection with such matters involving the business and operations of SoundBite as may be reasonably requested. Any such consultation shall be held, to the extent reasonably practicable, during normal business hours. Notwithstanding the foregoing, Shields shall not be required to devote more than ten hours in any of the first three calendar months of the Consultation Period, or more than five hours in any of the last nine calendar months of the Consultation Period, to the performance of consulting services under this Agreement.
     3. Compensation.
     3.1. Schedule I hereto sets forth a list of all of the stock option agreements that have been previously granted to Shields by SoundBite and that remain in effect as of the date of this Agreement (collectively, the “Option Agreements”), which list includes the number of shares of common stock of SoundBite for which each of the Option Agreements will be exercisable as of the Termination Date (“Vested Shares”), assuming no exercise thereof prior to the Termination Date.
     3.2. Under the existing terms of each of the Option Agreements as in effect as of the date of this Agreement, Shields has either three months or ninety days after the Termination Date to exercise the Vested Shares under such Option Agreement. As the sole compensation payable to Shields for his services under this Agreement, Shields shall have until August 1, 2010 (or such earlier date as of which this Agreement is terminated in accordance with the provisions of Section 4 hereof) to exercise each of the Option Agreements to acquire Vested Shares.
     3.3. Shields acknowledges that vesting under the Option Agreements shall cease as of the Termination Date and that the extension of the exercise periods of the Option Agreements pursuant to Section 3.2 hereof shall not be deemed to extend vesting under the Option Agreements beyond the Termination Date.

     4. Termination. SoundBite may, without prejudice to any right or remedy it may have due to any failure of Shields to perform his obligations under this Agreement, terminate the Consultation Period in the event Shields fails to perform in any material respect his obligations pursuant to Section 2 hereof and such failure continues for a period of five days after notice thereof from SoundBite to Shields.
     5. Independent Contractor Status. Shields shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of SoundBite. Shields is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, SoundBite or to bind SoundBite in any manner.
     6. Miscellaneous.
     6.1. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address as either party shall designate to the other in accordance with this Section 6.1.
     6.2. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. It is understood that the terms of this Agreement shall not affect in any manner the terms and provisions of (a) the Employee Noncompetition, Nondisclosure and Developments Agreement executed by Shields in favor of SoundBite or (b) the Indemnification Agreement dated October 10, 2007, the Change in Control Agreement dated November 28, 2008, or the Executive Retention Agreement dated November 28, 2008, each as entered into between SoundBite and Shields.
     6.3. This Agreement may be amended or modified only by a written instrument executed by both SoundBite and Shields.
     6.4. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.
     6.5. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, SoundBite may be merged or that may succeed to its assets or business, provided, however, that the obligations of Shields are personal and shall not be assigned by him.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of April 21, 2009.

SoundBite Communications, Inc.
By:	/s/ Robert C. Leahy
Chief Operating Officer and Chief Financial Officer

Peter R. Shields
/s/ Peter R. Shields

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